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NEWS BULLETIN                        GROUP 1 AUTOMOTIVE, INC.
From:
The Financial Relations Board Inc    950 Echo Lane, Suite 350 Houston, TX  77024


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AT GROUP 1:  Chairman, President and CEO   B. B. Hollingsworth, Jr.   (713) 467-6268
             Sr. VP, CFO and Treasurer     Scott L. Thompson          (713) 467-6268
    AT FRB:  General Inquiries             Marilyn Windsor            (312) 640-6692
             Analyst Inquiries             Bill Schmidle              (312) 640-6753
             Media Inquiries               Laura Kuhlmann             (312) 640-6727
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FOR IMMEDIATE RELEASE
WEDNESDAY, MARCH 17, 1999




                  GROUP 1 AUTOMOTIVE TO ACQUIRE DEALERSHIPS IN
                          FLORIDA, OKLAHOMA AND TEXAS

                      SECOND FLORIDA PLATFORM ESTABLISHED;
       PREVIOUSLY ANNOUNCED ALBUQUERQUE AND OKLAHOMA ACQUISITIONS CLOSED;
              COMPANY'S ANNUAL REVENUE RUN RATE OVER $2.4 BILLION

HOUSTON, MARCH 17, 1999--GROUP 1 AUTOMOTIVE, INC. (NYSE: GPI), a leading operator and consolidator in the automotive retailing industry, announced today that it has agreed to acquire dealerships with aggregate revenues of over $275 million. These acquisitions include 12 dealership franchises in three markets and upon completion, will bring Group 1's annualized revenue run rate to over $2.4 billion, representing more than 100,000 retail car and truck sales.

According to the company, the consideration for the three transactions is approximately $32 million cash and 595,000 shares of Group 1 common stock. The acquisitions are subject to customary closing conditions, including approval of various manufacturers, government agencies and the completion of due diligence. Group 1 expects to close the transactions before the end of the third quarter of 1999.

Group 1 also announced that it has closed its previously announced acquisitions of Sunshine Pontiac, Buick and GMC, located in Albuquerque, N.M., and South Pointe Chevrolet in Tulsa, Okla., and the exchange of a Lincoln-Mercury dealership for a BMW dealership in Beaumont, Texas.

NORTH FLORIDA PLATFORM ESTABLISHED
Sandy Sansing Automotive Group, with operations in Pensacola, Fla., will become Group 1's north Florida platform. The Sansing Group, with revenues of approximately $165 million, consists of two Chevrolet dealerships and two Nissan dealerships, as well as BMW and Oldsmobile franchises. Sandy Sansing will execute a long-term employment contract and his management team will continue to operate the dealerships.

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GROUP AUTOMOTIVE, INC.
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"Our new platform complements Carroll Automotive, our existing platform in south Florida. We are pleased to have the opportunity to add another quality dealership platform, with talented, committed management, in one of the fastest-growing states in the country," said B.B. Hollingsworth Jr., Group 1's chairman, president and chief executive officer. "The Sansing Group is our sixth platform addition since our initial public offering in November 1997, and I am proud to welcome Sandy and his management team to Group 1."

OKLAHOMA CITY AND DALLAS OPERATIONS ENHANCED
Benchmark Mercedes-Benz, Jaguar and Volvo, located in Oklahoma City, will be added to Group 1's Howard platform, which will then consist of 16 dealership franchises. Group 1's Dallas platform will be augmented by the addition of Rodeo Dodge and Village Chrysler-Plymouth.

"These new additions in Oklahoma City and the Dallas area will augment our current platforms and allow us to realize further economies of scale and deliver additional operating leverage," Hollingsworth stated.

ALBUQUERQUE, BEAUMONT AND OKLAHOMA ACQUISITIONS CLOSE
Sunshine Pontiac, Buick and GMC was added to Group 1's Albuquerque platform, Johns Automotive Group. Rick Matthews, Sunshine's general manager, has signed a long-term employment contract and his management team will continue to operate the dealership.

Group 1 also announced that its Beaumont platform has completed the exchange of a Lincoln-Mercury dealership for a BMW dealership. The company now operates 12 dealership franchises in Beaumont.

South Pointe Chevrolet is Group 1's first dealership in Tulsa. South Pointe became part of the Howard Group and will serve as a base to create a Tulsa platform.

Hollingsworth confirmed that two other previously announced acquisitions, the Gene Messer Automotive Group, which will become Group 1's West Texas platform, and Tidwell Ford in Atlanta, are on track to close by the end of the second quarter. In the first quarter of 1999, the company has announced agreements to acquire 28 dealership franchises with $720 million in revenues, including two new platforms.

Group 1 is a leading operator and consolidator in the highly fragmented automotive retailing industry. Upon completion of all announced acquisitions, Group 1 will own 83 dealership franchises comprised of 24 different brands, and 17 collision service centers located in Texas, Oklahoma, New Mexico, Colorado, Florida and Georgia. Through its dealerships the company sells new and used cars and light trucks, provides maintenance and repair services, sells replacement parts and arranges related financing, insurance and vehicle service contracts.

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GROUP 1 AUTOMOTIVE, INC.
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This press release contains certain forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, which are subject to known and unknown risks, uncertainties or other factors not under Group 1's control that may cause the actual results, performance or achievements of Group 1 to be materially different from the results, performance or other expectations implied by these forward-looking statements. Some of these risks, uncertainties and other factors include those disclosed in Group 1's filings with the Securities and Exchange Commission.

FOR ADDITIONAL INFORMATION REGARDING GROUP 1 AUTOMOTIVE FREE OF CHARGE VIA FAX,
        DIAL 1-800-PRO-INFO AND USE THE COMPANY'S STOCK SYMBOL, "GPI."

 GROUP 1 AUTOMOTIVE, INC. CAN BE REACHED ON THE INTERNET AT www.group1auto.com












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